Exhibit 99.5

WMI HOLDINGS CORP. AND SUBSIDIARIES

Index to Exhibit 99.5

Report of Independent Registered Public Accounting Firm	2
Consolidated Balance Sheets	3
Notes to Consolidated Balance Sheets	4-21

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of WMI Holdings Corp.

We have audited the accompanying consolidated balance sheets of WMI Holdings Corp. and its subsidiaries (the “Company”) as of March 19, 2012 (Successor) and December 31, 2011 (Predecessor). The Company’s management is responsible for this financial statement. Our responsibility is to express an opinion on this financial statement based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated balance sheets are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audits of the consolidated balance sheets included examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated balance sheets, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated balance sheets present fairly, in all material respects, the financial position of WMI Holdings Corp. and subsidiaries as of March 19, 2012 (Successor) and December 31, 2011 (Predecessor) in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated balance sheets, on September 26, 2008 the Company filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware. The Company’s Seventh Amended Plan was confirmed on February 24, 2012. The Plan was substantially consummated on March 19, 2012 and, on that date, the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start accounting on March 19, 2012.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California

August 8, 2012

WMI HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

For the periods ended March 19, 2012 and December 31, 2011

(in thousands, except share data)

	Successor March 19, 2012	Predecessor December 31, 2011
ASSETS

Investments held in trust, at fair value:
Fixed-maturity securities	$303,169	$298,555
Cash equivalents held in trust	26,249	33,458

Total investments held in trust	329,418	332,013

Cash and cash equivalents	82,014	7,642
Fixed-maturity securities, at fair value	6,049	5,490
Accrued investment income	2,313	2,622
Other assets	3,389	2,792

Total assets	$423,183	$350,559

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Notes payable - principal	$130,000	$—
Losses and loss adjustment reserves	141,010	142,119
Losses payable	7,585	5,923
Unearned premiums	409	456
Accrued ceding commissions	466	329
Loss contract fair market value reserve	63,064	—
Other liabilities	4,049	26,742

Total liabilities	346,583	175,569

Commitments and contingencies (Note 12)

Shareholders’ equity:

Preferred stock, $0.00001 par value, 5,000,000 authorized, zero outstanding as of March 19, 2012; Preferred stock of the Predecessor, none authorized or outstanding as of December 31, 2011.	—	—

Common stock, $0.00001 par value; 500,000,000 authorized, 200,000,000 shares issued and outstanding as of March 19, 2012; Common Stock of the Predecessor, $1 par value, 1,000 shares issued and outstanding as of December 31, 2011.	2	1
Additional paid-in capital	76,598	69,879
Retained earnings	—	105,110

Total shareholders’ equity	76,600	174,990

Total liabilities and shareholders’ equity	$423,183	$350,559

The accompanying notes are an integral part of the consolidated balance sheets.

WMI HOLDINGS CORP. AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEETS

Unless otherwise indicated, financial information, including dollar values stated in the text of the notes to financial statements, is expressed in thousands.

References herein to the “Company”, “we”, “our”, “us” or “Successor” are generally intended to refer to WMI Holdings Corp. and its subsidiaries on a consolidated basis.

Note 1: The Company and its subsidiaries

WMI Holdings Corp.

WMI Holdings Corp. (“WMIHC”) is a holding company organized and existing under the law of the State of Washington. WMIHC, formerly known as Washington Mutual, Inc. (“WMI”), is the direct parent of WM Mortgage Reinsurance Company, Inc. (“WMMRC” or “Predecessor”), a Hawaiian corporation, and WMI Investment Corp. (“WMIIC”), a Delaware corporation. As of the Petition Date (defined below), WMIIC held a variety of securities and investments. Upon emergence from bankruptcy on March 19, 2012, we had no operations other than WMMRC’s legacy reinsurance business which is being operated in runoff mode and has not written any new business since September 26, 2008.

WMMRC

WMMRC is a wholly-owned subsidiary of WMIHC. Prior to August 2008 (at which time WMMRC became a direct subsidiary of WMI), WMMRC was a wholly-owned subsidiary of FA Out-of-State Holdings, Inc., a second-tier subsidiary of Washington Mutual Bank (“WMB”) and third-tier subsidiary of WMI. WMMRC is a pure captive insurance company domiciled in the State of Hawaii. WMMRC was incorporated on February 25, 2000, and received a Certificate of Authority, dated March 2, 2000, from the Insurance Commissioner of the State of Hawaii.

WMMRC was organized to reinsure private mortgage insurance risk for seven primary mortgage insurers then offering private mortgage insurance on loans originated or purchased by former subsidiaries of WMI. The seven primary mortgage insurers are United Guaranty Residential Insurance Company (“UGRIC”), Genworth Mortgage Insurance Corporation (“GMIC”), Mortgage Guaranty Insurance Corporation (“MGIC”), PMI Mortgage Insurance Company (“PMI”), Radian Guaranty Incorporated (“Radian”), Republic Mortgage Insurance Company (“RMIC”) and Triad Guaranty Insurance Company (“Triad”).

Due to deteriorating performance in the mortgage guarantee markets and the closure and receivership of WMB, the reinsurance agreements with each of the primary mortgage insurers were terminated or placed into runoff during 2008. The agreements with UGRIC and Triad were terminated effective May 31, 2008. The agreements with all other primary mortgage insurers were placed into runoff effective September 26, 2008. As a result, effective September 26, 2008, WMMRC ceased assuming new mortgage risks from the primary carriers. Consequently, WMMRC’s continuing operations consist solely of the runoff of coverage associated with mortgages placed with the primary mortgage carriers prior to September 26, 2008. In runoff an insurer generally writes no new business but continues to service its obligations under in force policies and otherwise continues as a licensed insurer. Management does not believe any additional adjustments to the carrying values of assets and liabilities which have been recorded at fair market value as reported in these financial statements are required as a result of WMMRC’s runoff status.

WMIIC

WMIIC does not currently have any operations and is fully eliminated upon consolidation. Prior to September 26, 2008, WMIIC held a variety of securities and investments; however, such securities and investments were liquidated and the value thereof distributed in connection with implementing the Plan as described in Note 2: Reorganization under Chapter 11 of the United States Bankruptcy Code below.

Note 2: Reorganization under Chapter 11 of the United States Bankruptcy Code

Prior to September 26, 2008 (the “Petition Date”), WMI was a multiple savings and loan holding company that owned WMB and, indirectly, WMB’s subsidiaries, including Washington Mutual Bank fsb (“FSB”). As of the Petition Date, WMI also owned, directly or indirectly, several non-banking, non-debtor subsidiaries. Prior to the Petition Date, WMI was subject to regulation and examination by the Office of Thrift Supervision (the “OTS”). WMB and FSB, in turn, as depository institutions with federal thrift charters, were subject to regulation and examination by the OTS. In addition, WMI’s banking and non-banking subsidiaries were overseen by various federal and state authorities, including the Federal Deposit Insurance Corporation (“FDIC”).

On September 25, 2008 (the “Receivership Date”), the OTS, by order number 2008-36, closed WMB, appointed the FDIC as receiver for WMB (the “FDIC Receiver”) and advised that the FDIC Receiver was immediately taking possession of WMB’s assets. Immediately after its appointment as receiver, the FDIC Receiver sold substantially all the assets of WMB, including the stock of FSB, to JPMorgan Chase Bank, National Association (“JPMC”), pursuant to that certain Purchase and Assumption Agreement, Whole Bank, effective September 25, 2008 (the “Purchase and Assumption Agreement”), in exchange for payment of $1.88 billion and the assumption of all of WMB’s deposit liabilities. As a result of this transaction substantially all of the business and accounting records of WMI became the property of JPMC and WMIHC had extremely limited access to such records. The foregoing notwithstanding, over time, limited access to such records was obtained through information sharing arrangements. Access to WMMRC’s historical records was not significantly affected by WMB’s closure and receivership.

On the Petition Date, WMI and WMIIC (together, referred to herein as the “Debtors”) each filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Court”) (Case No.08-12229 (MFW)).

On December 12, 2011, the Debtors filed with the Court the Seventh Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the United States Bankruptcy Code (the “Filed Plan”) and a related disclosure statement (the “Disclosure Statement”). The Filed Plan was subsequently modified and, on February 24, 2012, the Court entered an order (the “Confirmation Order”) confirming the Filed Plan as modified by such modifications (the “Plan”). On March 19, 2012 (the “Effective Date”), the Plan became effective.

As previously disclosed, the Plan provides for the distribution of cash, Runoff Notes (as defined below), liquidating trust interests in WMI Liquidating Trust (the “Trust”) and newly issued shares of WMIHC’s common stock, in each case to certain holders of claims against, or former equity interests in, the Debtors. On or about March 23, 2012, the Trust distributed approximately $6.5 billion in cash and other assets as contemplated by the Plan.

Note 3: Significant Accounting Policies

Basis of Reporting

As of March 19, 2012, the Company adopted fresh start accounting in accordance with Accounting Standards Codification 852-10, Reorganizations (see Note 4: Fresh Start Accounting). The adoption of fresh start accounting resulted in the Company becoming a new entity for financial reporting purposes. Accordingly, the financial statements prior to March 19, 2012 are not comparable with the financial statements on or after March 19, 2012. Reference to “Successor” refers to the Company on or after March 19, 2012 after the emergence from bankruptcy on March 19, 2012. Reference to “Predecessor” refers to WMMRC prior to the emergence from bankruptcy.

The accompanying consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) under SEC Staff’s Legal Bulletin No. 2, “Modified Exchange Act Reporting” for public companies reporting while in bankruptcy proceedings.

In the opinion of management, the financial statements include all adjustments necessary for a fair presentation and that all such adjustments are of a normal, recurring nature and necessary for the fair statement of the financial position for the periods presented in accordance with GAAP.

All significant intercompany transactions and balances have been eliminated in preparing the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Management has made significant estimates in certain areas, including valuing certain financial instruments and other assets, the determination of the contingent risk liabilities, and in determining appropriate insurance reserves. Actual results could differ substantially from those estimates.

Fair Value of Certain Financial Instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Generally, for assets that are reported at fair value, the Company uses quoted market prices or valuation models to estimate their fair value. These models incorporate inputs such as forward yield curves, market volatilities and pricing spreads, utilizing market-based inputs where readily available. The degree of management judgment involved in estimating the fair value of a financial instrument or other asset is dependent upon the availability of quoted market prices or observable market inputs. For financial instruments that are actively traded in the marketplace or whose values are based on readily available market value data, little judgment is necessary when estimating the instrument’s fair value. When observable market prices and data are not readily available, significant management judgment often is necessary to estimate fair value. In those cases, different assumptions could result in significant changes in valuation.

Fair Value Option

The Company classifies fixed-maturity investments as trading securities pursuant to FASB Fair Value Option accounting guidance. Fixed-maturity investments treated as “hold-to-maturity” investments are recorded at amortized cost, which, in the case of much of our investment holdings, approximates fair value. As such, changes in unrealized gains and losses on investments held at the balance sheet date are recognized and reported as a component of net investment income on the statement of operations. The Company believes Fair Value Option accounting provides better matching of investment earnings to potential cash flow generated from the investment portfolio and reduces subjectivity related to evaluating other-than-temporary impairment on the Company’s investment portfolio.

The Company has recorded a liability related to a loss contract fair market value reserve (the “Reserve”) and applies FASB Fair Value Option accounting guidance to this liability. The Reserve was initially established in compliance with ASC 805-10-55-21(b)(1) which defines a loss contract as a “contract in which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it.” The Company recorded this Reserve to properly value the net economic value of the WMMRC subsidiary as further described in Note 4: Fresh Start Accounting. As such, changes in the loss contract reserve at the balance sheet date are recognized and reported as a component of losses and loss adjustment expense in the statement of operations. The Company believes Fair Value Option accounting provides better matching of earnings to potential cash flow generated from the WMMRC operating business.

Fair Value Measurement

The Company’s estimates of fair value for financial assets and financial liabilities are based on the framework established in the FASB Fair Value Measurements and Disclosures accounting guidance. The framework is based on the inputs used in valuation and requires that observable inputs be used in the valuations when available. The disclosure of fair value estimates in the fair value accounting guidance hierarchy is based on whether the significant inputs into the valuation are observable. In determining the level of the hierarchy in which the estimate is disclosed, the highest priority is given to unadjusted quoted prices in active markets and the lowest priority to unobservable inputs that reflect the Company’s significant market assumptions.

The three levels of the hierarchy are as follows:

Level 1–Inputs to the valuation methodology are quoted prices for identical assets or liabilities traded in active markets.

Level 2–Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and market corroborated inputs.

Level 3–Valuations based on models where significant inputs are not observable. The unobservable inputs reflect the Company’s own assumptions about the inputs that market participants would use.

Fair values are based on quoted market prices when available (Level 1). The Company receives the quoted market prices from a third party, nationally recognized pricing service. When market prices are not available, the Company utilizes a pricing service to determine an estimate of fair value. The fair value is generally estimated using current market inputs for similar financial instruments with comparable terms and credit quality, commonly referred to as matrix pricing (Level 2). These valuation techniques involve some level of management estimation and judgment. The Company recognizes transfers between levels in the fair value hierarchy at the end of the reporting period.

Fixed-Maturity Securities

Fixed-maturity securities consist of U.S. Treasury securities, obligations of U.S. government agencies, commercial mortgage-backed securities and corporate debt securities. Fixed-maturity securities held in trust are for the benefit of the primary insurers as more fully described in Note 5: Insurance Activity. Investments in fixed-maturity securities are reported at their estimated fair values or amortized costs (as the case may be) and are classified as trading securities in accordance applicable accounting guidance. Realized gains and losses on the sale of fixed-maturity securities are determined using the specific identification method and are reported as a component of net investment income within the statement of operations.

Investments Held in Trust

Cash equivalents which include highly liquid debt instruments with original maturities of three months or less and fixed-maturity securities, are held in trust for the benefit of the primary insurers as more fully described in Note 4: Fresh Start Accounting and Note 5: Insurance Activity.

Premium Recognition

Premiums assumed are earned on a daily pro-rata basis over the underlying policy terms. Premiums assumed relating to the unexpired portion of policies in force at the balance sheet date are recorded as unearned premiums.

The Company recognizes premium deficiencies when there is a probable loss on an insurance contract. Premium deficiencies are recognized if the sum of the present value of expected losses and loss adjustment expenses, unamortized deferred acquisition costs, and maintenance costs exceed unearned premiums and anticipated investment income. Premium deficiency reserves have been recorded totaling $11.2 million and $3.1 million as of March 19, 2012 and December 31, 2011, respectively.

The Company’s premium deficiency analysis was performed on a single book basis and includes all book years and reinsurance treaties aggregated together using assumptions based on the actuarial best estimates at the balance sheet date. The calculation for premium deficiency requires significant judgment and includes estimates of future expected premiums, claims, loss adjustment expenses and investment income as of the balance sheet date. To the extent ultimate losses are higher or premiums are lower than estimated, additional premium deficiency reserves may be required in the future.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, amounts due from banks, U.S. Treasury bills and overnight investments.

Ceding Commission Expense

The Company is required to pay a ceding commission to certain primary insurers pursuant to certain reinsurance agreements.

Losses and Loss Adjustment Reserves

The losses and loss adjustment reserve includes case basis estimates of reported losses and supplemental amounts for incurred but not reported losses (“IBNR”). A default is considered the incident (e.g., the failure to make timely payment of mortgage payments) that may give rise to a claim for mortgage insurance. In establishing the losses and loss adjustment reserve, the Company utilizes the findings of an independent consulting actuary. The consulting actuary estimates ultimate loss rates based upon industry data and claims and exposure data provided by the primary mortgage insurance carriers and assumptions of prepayment speed relative to loans reinsured by the Company. The fully developed ultimate loss rates are then applied to cumulative earned premium and reduced for cumulative losses and loss adjustment expenses paid to arrive at the liability for unpaid losses and loss adjustment expenses. Actuarial methods utilized by the consulting actuary to derive the ultimate loss rates, include the loss development method, simulated loss development method, Bornhuetter-Ferguson method and simulated Bornhuetter-Ferguson method on a paid and incurred basis. Due to the current condition of the mortgage insurance market, WMMRC has recorded reserves at the higher of (x) reserves estimated by the consulting actuary for each primary mortgage guaranty carrier and (y) ceded case reserves and IBNR levels reported by the primary mortgage guaranty carriers as of March 19, 2012 and December 31, 2011, respectively. Management believes that its aggregate liability for unpaid losses and loss adjustment expenses at period end represents its best estimate, based upon the available data, of the amount necessary to cover the current cost of losses. However, due to the inherent uncertainty arising from fluctuations in the persistency rate of mortgage insurance claims, the Company’s size and lack of prior operating history, external factors such as future changes in regional or national economic conditions, judicial decisions, federal and state legislation related to mortgage restructuring and foreclosure restrictions, claims denials and coverage rescissions by primary carriers and other factors beyond management’s control, it is not presently possible to determine whether actual loss experience will conform to the assumptions used in determining the estimated amounts for such liability at the balance sheet date. Accordingly, the ultimate liability could be significantly higher or lower, as the case may be, of the amount indicated in the financial statements and there can be no assurance that the reserve amounts recorded will be sufficient. As adjustments to these estimates become necessary, such adjustments are reflected in current operations.

Fresh Start Accounting

The Company adopted fresh start accounting in accordance with ASC 852 (Reorganizations) (“ASC 852”). See Note 4: Fresh Start Accounting for a description of the Company’s application of this standard.

Dividend Policy

WMIHC currently has no plans to pay a dividend. The Financing Agreement includes restrictions related to the payment of dividends.

New Accounting Pronouncements

On May 12, 2011, the FASB issued Accounting Standards Update No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 amends ASC 820, which requires entities to change the wording used to describe the requirements in GAAP for measuring fair value and for disclosing information about fair value measurements. ASU 2011-04 clarifies the application of existing fair value measurement and disclosure requirements related to the application of the highest and best use and valuation premise concepts for financial and nonfinancial instruments, measuring the fair value of an instrument classified in equity, and disclosures about fair value measurements. ASU 2011-04 requires additional disclosures about fair value measurements categorized within Level 3 of the fair value hierarchy, including the valuation processes used by the reporting entity, the sensitivity of the fair value to changes in unobservable inputs, and the interrelationships between those unobservable inputs, if any. All the amendments to ASC 820 made by ASU 2011-04 are effective for interim and annual periods beginning after December 15, 2011. We have adopted this standard and determined it has not had a material impact on the Company’s consolidated financial position, results of operations or disclosure requirements.

NOTE 4: Fresh Start Accounting

Under ASC 852, the application of fresh start accounting results in the allocation of reorganization value to the fair value of assets, and is required when (a) the reorganization value of assets immediately prior to confirmation of a plan of reorganization is less than the total of all post-petition liabilities and allowed claims and (b) the holders of voting shares immediately prior to the confirmation of the plan of reorganization receive less than 50 percent of the voting shares of the emerging entity. The Company adopted fresh start accounting as of the Effective Date, which represents the date on which all material conditions precedent to the effectiveness of the Plan were satisfied or waived as it believes that it satisfied both of the aforementioned conditions.

The Company’s reorganization value (“Equity Value”), upon emergence from bankruptcy, was determined to be $76.6 million, which represents management’s best estimate of fair value based on a calculation of the present value of the Company’s consolidated assets and liabilities as at March 19, 2012. As part of our fresh start reporting, we applied various valuation methodologies to calculate the reorganization value of the Successor. These methods included (a) the comparable companies analysis, (b) the precedent transactions analysis and (c) the discounted cash flow analysis. The application of these methodologies requires certain key estimates, judgments and assumptions, including financial projections, the amount of cash available to fund operations and current market conditions. Such projections, judgments and assumptions are inherently subject to significant uncertainties and there can be no assurance that such estimates, assumptions and projections reflected in the valuation will be realized and actual results may vary materially.

A significant difference exists between the Equity Value determined by management and the value determined by the Court in an opinion dated September 13, 2011 in which the Court expressed its view with respect to the Company’s value (including the value of net operating loss carryforward items relating to taxes (“NOLs”)). While the NOL asset has been recorded on the Company’s opening balance sheet at the value assigned by the Court, management also has recorded a full valuation allowance relative to these assets. The valuation allowance was determined to be necessary as management is unable to identify potential earnings from existing operations and assets which would allow the Company to benefit from the utilization of these NOLs now or in the future. In the event that earnings are recognized in future periods, the availability of NOLs could result in additional value to the shareholders. The utilization of NOLs may be subject to significant additional limits. See Note 7: Federal Income Taxes for additional detail.

No cash will be used for Plan-related liabilities as WMIHC is not liable for pre-petition claims under the terms of the Plan and the estimated minimum level of cash required for ongoing reserves was deducted from total projected cash to arrive at an amount of remaining or available cash. The Effective Date Equity Value of $76.6 million is intended to reflect a value that a willing buyer would pay for the Company’s assets immediately after emerging from bankruptcy.

The value of a business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the prospects of such a business. As a result, the estimates set forth herein are not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. These estimates assume that the Company will continue as the owner and operator of these businesses and related assets and that such businesses and assets will be operated in accordance with WMMRC’s historical business practices, which is the basis for financial projections. The financial projections are based on projected market conditions and other estimates and assumptions including, but not limited to, general business, economic, competitive, regulatory, market and financial conditions, all of which are difficult to predict and generally beyond the Company’s control. Depending on the actual results of such factors, operations or changes in financial markets, these valuation estimates may differ significantly from that disclosed herein.

The Company’s Equity Value was first allocated to its tangible assets and identifiable intangible assets and the excess (if any) of reorganization value over the fair value of tangible and identifiable intangible assets would be recorded as goodwill. Liabilities existing as of the Effective Date, other than deferred taxes, were recorded at the present value of amounts expected to be paid using appropriate risk adjusted interest rates. The only intangible asset identified related to reinsurance contracts which were held by WMMRC. The contracts were evaluated to determine whether the value attributable to such contracts was either above market or in a loss contract position. After taking such evaluation into consideration, a loss contract fair market value reserve totaling $63.1 million was recorded. WMMRC’s deferred taxes were determined in conformity with applicable income tax accounting standards.

Material differences, including with respect to its business operations, financial performance, asset size and other factors, exist with respect to the pre-petition operations and financial position of Washington Mutual, Inc. and its subsidiaries as compared with the post-emergence operations and financial position of the Company. In order to address such differences, in preparing these and future financial statements, management has concluded that it is appropriate to use the financial information of WMIHC’s wholly-owned subsidiary, WMMRC as the basis for its past and ongoing financial reporting. Information in these Financial Statements labeled as “Predecessor” refers to periods prior to the adoption of fresh start reporting, while those labeled as “Successor” refer to periods following WMIHC’s reorganization and emergence from bankruptcy.

Adjustments recorded to the Predecessor, after giving effect to the implementation of the Plan and to record assets and liabilities at fair value pursuant to the adoption of fresh start accounting are summarized below (dollars in thousands):

	Predecessor March 19, 2012	Reorganization Adjustments (a)		Fair Value Adjustments (b)		Successor March 19, 2012
ASSETS

Investments held in trust, at fair value:
Fixed-maturity securities	$303,169	$—		$—		$303,169
Cash equivalents held in trust	26,249	—		—		26,249

Total investments held in trust	329,418	—		—		329,418
Cash and cash equivalents	7,014	75,000	(c)	—		82,014
Fixed-maturity securities, at fair value	6,049	—		—		6,049
Accrued investment income	2,313	—		—		2,313
Other assets	3,389	210,000	(d)	(210,000	) (i)	3,389

Total assets	$348,183	$285,000		$(210,000)		$423,183

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Notes payable - principal	$—	$130,000	(e)	$—		$130,000
Losses and loss adjustment reserves	141,010	—		—		141,010
Losses payable	7,585	—		—		7,585
Unearned premiums	409	—		—		409
Accrued ceding commissions	466	—		—		466
Loss contract fair market value reserve	—	—		63,064	(j)	63,064
Other liabilities	27,156	(23,109	) (f)	2	(f)	4,049

Total liabilities	176,626	106,891		63,066		346,583

Shareholders’ equity:
Common stock, $.00001 par value; 500,000,000 authorized, 200,000,000 shares issued and outstanding	—	2	(g)	—		2
Common stock, $1 par value, 1,000 shares issued and outstanding	1	—		(1	) (k)	—
Additional paid-in capital (Predecessor)	69,879	—		(69,879	) (l)	—
Additional paid-in capital Successor	—	154,998	(g)	(78,400	) (m)	76,598
Retained earnings	101,677	23,109	(h)	(124,786	) (n)	—

Total shareholders’ equity	171,557	178,109		(273,066)		76,600

Total liabilities and shareholders’ equity	$348,183	$285,000		$(210,000)		$423,183

The following notes relate to the table above and should be read in conjunction with the information presented in such table.

(a)	These adjustments are necessary to give effect to the Plan, including the receipt of cash proceeds associated with the contribution of cash from certain creditors, issuance of debt securities, issuance of 200 million shares of common stock and other transactions as contemplated under the Plan.

(b)	These adjustments are necessary to reflect assets and liabilities at fair value and elimination of Predecessor equity. The primary operating business of the Successor is the WMMRC subsidiary which has a net asset value higher than its Fair Market Value (“FMV”).

(c)	This adjustment reflects $75 million of cash contributed to the Company on the Effective Date by certain creditors.

(d)	This adjustment reflects the Court’s valuation of WMMRC of $140 million and additional value attributable to the NOLs. These items have been adjusted to FMV as part of the application of Fresh Start Accounting. The Court’s valuation is presented solely for information purposes, however, because management does not believe that the Court’s valuation necessarily reflects the actual or FMV of the Company’s assets and liabilities under GAAP. This adjustment is eliminated as described in (i) below.

(e)	This adjustment reflects the issuance of $130 million of Runoff Notes as described in Note 9: Notes Payable below.

(f)	This adjustment reflects eliminating an intercompany payable occurring from carve-out allocated costs related to historic charges allocated as if services had been performed and charged to the Predecessor in accordance with Staff Accounting Bulletin (“SAB”) Topic 1B and 1B1. The methodology for these charges is based on applying the current contractual relationships described in Note 8: Service Agreements and Related Party Transactions as if they had been in place since the formation of WMMRC. The impact on historic earnings is described in (h) below. Additionally, this eliminates the offsetting intercompany amount created when Predecessor common stock is eliminated.

(g)	This adjustment reflects the calculated value of the 200 million shares of common stock issued before adjusting for FMV as a result of Fresh Start Accounting. This amount results from the use of the Court assigned (non-GAAP) values attributed to assets and liabilities which are then utilized in calculating the resulting balance attributable to equity. The common stock is recorded at par value calculated as 200 million shares at a par value of $0.00001 per share. The remainder of the value is then attributed to additional paid-in capital.

(h)	This adjustment increases the retained earnings of the Predecessor due to the elimination of the carve-out costs which decreased historic earnings of the Predecessor. The resulting intercompany payable is described in (f) above. These costs and the related retained earnings are eliminated as the costs were allocated in accordance with SAB Topics 1B and 1B1 and would have eliminated in consolidation.

(i)	This adjustment reflects the elimination of the Court assigned values described in (d) above. There has been no goodwill recorded as a result of this transaction. WMMRC is reported as the Predecessor and therefore is carried at FMV in individual line items. Management believes that the Court’s valuation was inconsistent with GAAP and such information related to such valuation is being presented here for informational purposes only. Therefore, elimination is required to present the opening balance in accordance with GAAP.

(j)	This adjustment is required to reflect a loss contract fair market value reserve of $63.1 million relating to contractual obligations of WMMRC. This is in compliance with ASC 805-10-55-21(b)(1) which defines a loss contract as a “contract in which the unavoidable costs of meeting the obligations under the contract exceed the economic benefits expected to be received under it.” The net assets of WMMRC totaled $171.6 million prior to reorganization and fair value adjustments. The elimination of the costs and intercompany payable allocated to the predecessor in accordance with SAB Topic 1B and 1B1 and described in (f) above increase the equity value to $194.7 million. The value of WMMRC was reduced by $63.1 million based upon the FMV analysis described above.

Predecessor retained earnings	$101,677
Adjustment for carve-out allocations	23,109

Predecessor adjusted retained earnings	124,786

Predecessor additional paid-in capital	69,879
Predecessor common stock eliminated in consolidation	(1)
Predecessor Equity Value	194,664

Fair market value of WMMRC	131,600

Loss contract fair market reserve allowance	$63,064

(k)	This adjustment reflects the elimination of common stock of the Predecessor.

(l)	This adjustment reflects the elimination of additional paid-in capital of the Predecessor.

(m)	This adjustment reflects the reduction of equity value resulting from fresh start accounting. It is comprised of a reduction (relative to Court assigned FMV) in WMMRC’s FMV totaling $8.4 million and the elimination of the Court assigned value of $70 million related to NOLs. Although the Company has substantial NOLs they are subject to a 100 percent valuation allowance as described in Note 7: Federal Income Taxes, and there can be no assurance the Company will be able to realize any benefit from the NOLs.

Fair market value of WMMRC (Court assigned)	$140,000
Fair market value of WMMRC	131,600

Fair market value reduction	8,400
Elimination of Court assigned value related to NOLs	70,000

Total change in fair market value affecting Equity Value	$78,400

Court assigned Equity Value recorded as additional paid-in capital	$154,998
Total change in fair market value affecting Equity Value	78,400

Additional paid-in capital at March 19, 2012	$76,598

(n)	This adjustment reflects the elimination of retained earnings of the Predecessor.

Predecessor retained earnings	$101,677
Adjustment for carve-out allocations	23,109

Predecessor adjusted retained earnings	$124,786

Note 5: Insurance Activity

The Company, through WMMRC, reinsures mortgage guaranty risks of mortgage loans originated by affiliates of the Company during the period from 1997 through 2008. WMMRC is (or was) a party to reinsurance agreements with UGRIC, GMIC, MGIC, PMI, Radian, RMIC and Triad. The agreements with UGRIC and Triad were placed into runoff effective May 31, 2008. The agreements with all other primary mortgage insurers were placed into runoff effective September 26, 2008. Effective August 31, 2009, WMMRC commuted its book of business with Triad. All agreements are on an excess of loss basis, except for certain reinsurance treaties with GMIC and Radian during 2007 and 2008, which are reinsured on a 50 percent quota share basis. Pursuant to the excess of loss reinsurance treaties, WMMRC reinsures a second loss layer which ranges from 5 percent to 10 percent of the risk in force in excess of the primary mortgage insurer’s first loss percentages which range from 4 percent to 5 percent.

As security for the ceding insurers, WMMRC has entered into separate trust agreements with each of the primary mortgage insurance companies whereby premiums assumed are held in trust accounts for the benefit of each separate insurer. Pursuant to the terms of the reinsurance agreements, WMMRC is required to keep such assets in trust for a minimum of five years and are subject to claims for up to ten (10) years from termination of obligations arising from the last year in which insurance business was written prior to runoff. Release of funds from the trust by WMMRC requires approval from the primary mortgage guaranty companies.

Premiums assumed and earned are as follows for the periods ended March 19, 2012 and December 31, 2011:

	Period from January 1, 2012 through March 19, 2012	Year Ended December 31, 2011
Premiums assumed	$6,130	$34,562
Change in unearned premiums	47	222

Premiums earned	$6,177	$34,784

The components of the liability for losses and loss adjustment expenses are as follows as of March 19, 2012 and December 31, 2011:

	March 19, 2012	December 31, 2011
Case-basis reserves	$124,278	$132,970
IBNR reserves	5,569	6,049
Premium deficit reserves	11,163	3,100

Total	$141,010	$142,119

Losses and loss adjustment reserve activity are as follows for the periods ended March 19, 2012 and December 31, 2011:

	Successor	Predecessor
	March 19, 2012	December 31, 2011
Balance at beginning of period	$142,119	$190,036
Incurred - prior periods	11,467	47,321
Paid - prior periods	(12,576)	(95,238)

Total	$141,010	$142,119

Note 6: Investment Securities

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of fixed-maturity securities held in trust at March 19, 2012, are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Trading Securities:
U.S. Treasury securities	$250	$—	$—	$250
Obligations of U.S. government sponsored enterprises	121,014	1,517	(269)	122,262
Corporate debt securities	135,443	4,619	(221)	139,841
Foreign corporate debt securities	27,153	573	(109)	27,617
Commercial mortgage-backed securities	19,242	117	(111)	19,248

Total fixed-maturity securities	303,102	6,826	(710)	309,218
Less total unrestricted fixed-maturity securities	5,895	168	(14)	6,049

Total fixed-maturity securities held in trust	$297,207	$6,658	$(696)	$303,169

The amortized cost, gross unrealized gains, gross unrealized losses and estimated fair values of fixed- maturity securities held in trust at December 31, 2011, are as follows:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Trading Securities:
U.S. Treasury securities	$250	$—	$—	$250
Obligations of U.S. government sponsored enterprises	122,874	2,029	(267)	124,636
Corporate debt securities	129,916	3,791	(845)	132,862
Foreign corporate debt securities	26,800	546	(117)	27,229
Commercial mortgage-backed securities	19,138	76	(146)	19,068

Total fixed-maturity securities	298,978	6,442	(1,375)	304,045
Less total unrestricted fixed-maturity securities	5,348	151	(9)	5,490

Total fixed-maturity securities held in trust	$293,630	$6,291	$(1,366)	$298,555

Amortized cost and estimated fair value of fixed-maturity securities at March 19, 2012 by contractual maturity are as follows:

	Amortized Cost	Estimated Fair Value
Maturity in:
2012	$24,967	$25,174
2013-2016	172,318	177,810
2017-2021	40,101	40,196
Thereafter	46,474	46,791
Mortgage-backed securities	19,242	19,247

Total fixed-maturity securities	$303,102	$309,218

Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

The following tables show how the Company’s investments are categorized in accordance with fair value measurement, as of March 19, 2012 and December 31, 2011:

	March 19, 2012
	Level 1	Level 2	Level 3	Total
Class of Security:
U.S. Treasury securities	$250	$—	$—	$250
Obligations of U.S. government sponsored securities	38,895	83,367	—	122,262
Corporate debt securities	—	139,841	—	139,841
Foreign corporate debt securities	—	27,617	—	27,617
Commercial mortgage-backed securities	—	19,248	—	19,248

Total	$39,145	$270,073	$—	$309,218

	December 31, 2011
	Level 1	Level 2	Level 3	Total
Class of Security:
U.S. Treasury securities	$250	$—	$—	$250
Obligations of U.S. government sponsored securities	42,927	81,709	—	124,636
Corporate debt securities	—	132,862	—	132,862
Foreign corporate debt securities	—	27,229	—	27,229
Commercial mortgage-backed securities	—	19,068	—	19,068

Total	$43,177	$260,868	$—	$304,045

Note 7: Federal Income Taxes

The Company files a consolidated federal income tax return. Pursuant to a tax sharing agreement, WMMRC’s federal income tax liability is calculated on a separate return basis determined by applying 35 percent to taxable income, in accordance with the provisions of the Internal Revenue Code that apply to property and casualty insurance companies. WMIHC, as WMMRC’s parent, pays federal income taxes on behalf of WMMRC and settles the federal income tax obligation on a current basis in accordance with the tax sharing agreement. WMMRC made no tax payments to WMIHC during the period ending March 19, 2012 or December 31, 2011 associated with the Company’s tax liability from the preceding year.

Deferred federal income taxes arise from temporary differences between the valuation of assets and liabilities as determined for financial reporting purposes and income tax purposes. Temporary differences principally relate to discounting of loss reserves, recognition of unearned premiums, net operating losses and unrealized gains and losses on investments. As of March 19, 2012 and December 31, 2011, the Company recorded a valuation allowance equal to 100 percent of the net deferred federal income tax asset due to uncertainty regarding the Company’s ability to realize these benefits in the future. The amount of deferred tax asset considered realizable could be reduced in the near term if estimates of future taxable income are revised.

The components of the net deferred tax asset as of March 19, 2012 and December 31, 2011 are as follows:

	March 19, 2012	December 31, 2011
Deferred federal income tax assets:
Losses and loss adjustments expenses	$3,597	$4,097
Net operating loss carryforward	2,086,164	5,013
Accruals and reserves	21,645	—
Accrual class action settlement	—	1,400

Total deferred federal income tax assets	2,111,406	10,510
Deferred federal income tax liabilities:
Net unrealized gains on investments	2,141	1,774

Total deferred federal income tax liabilities	2,141	1,774
Less: Valuation allowance	2,109,265	8,736

Net deferred federal income tax asset	$—	$—

On March 19, 2012, WMIHC emerged from bankruptcy. Prior to emergence, WMI abandoned the stock of WMB, thereby generating a worthless stock deduction of approximately $8.37 billion which gives rise to an NOL for the current year. Under Section 382 of the Internal Revenue Code, and based on our analysis, we believe that the Company experienced an “ownership change” (generally defined as a greater than 50 percent change (by value) in our equity ownership over a three-year period) on March 19, 2012, and our ability to use our pre-change of control NOLs and other pre-change tax attributes against our post-change income was limited. The Section 382 limitation is applied annually so as to limit the use of our pre-change NOLs to an amount that generally equals the value of our stock immediately before the ownership change multiplied by a designated federal long-term tax-exempt rate. Due to applicable limitations under IRC Section 382 and a reduction of tax attributes due to cancellation of indebtedness, a portion of these NOLs were limited and will expire unused. We believe the total available and utilizable NOL carry forward at March 19, 2012 is expected to be approximately $5.96 billion. These NOLs will begin to expire in 2030. The Company’s ability to utilize the NOLs or realize any benefits related to the NOLs is subject to a number of risks.

The Company accounts for uncertain tax positions in accordance with the income taxes accounting guidance. The Company has analyzed filing positions in the federal and state jurisdiction where it is required to file tax returns, as well as the open tax years in these jurisdictions. Tax years 2008 to present are subject to examination by the Internal Revenue Service. The Company believes that its federal income tax filing positions and deductions will be sustained on audit and does not anticipate any adjustments that will result in a material change to its financial position. Therefore, no reserves for uncertain federal income tax positions have been recorded. The Company recognizes interest and penalties related to unrecognized tax benefits as a component of the provision for federal income taxes. The Company did not incur any federal income tax related interest income, interest expense or penalties for the periods ended March 19, 2012 and December 31, 2011.

Note 8: Service Agreements and Related Party Transactions

WMMRC has engaged a Hawaiian-based service provider to provide accounting and related management services for its operations. In exchange for performing these services, WMMRC pays such service provider a management fee. WMIHC entered into two agreements with WMMRC on March 19, 2012. No fees were due and payable during any periods reflected. These agreements are described below.

On March 19, 2012, WMIHC entered into an Investment Management Agreement with WMMRC. Under the terms of this agreement, WMIHC receives a fee from WMMRC equal to the product of (x) the ending dollar amount of assets under management during the calendar month in question and (y) .002 divided by 12. WMIHC is responsible for investing the funds of WMMRC based on applicable investment criteria and subject to rules and regulations to which WMMRC is subject.

On March 19, 2012, WMIHC entered into an Administrative Services Agreement with WMMRC. Under the terms of this agreement, WMIHC receives from WMMRC a fee of $110 thousand per month. WMIHC is responsible for providing administrative services to support, among other things, supervision, governance, financial administration and reporting, risk management, and claims management as may be necessary, together with such other general or specific administrative services that may be reasonably required or requested by WMMRC in the ordinary course of its business.

On March 23, 2012, WMIHC and the Trust entered into a Transition Services Agreement (the “TSA”). Pursuant to the TSA, each party will make available certain services and employees. The TSA provides the Company with office space for its current employees and basic infrastructure and support services to allow the Company to operate. The TSA provides the Trust with access to certain of the Company’s employees and, initially, use for a limited time of the Company’s health insurance plan for its employees. The TSA has a term of six months which may be extented upon agreement of the parties and either party may terminate one or more of the services offered upon ten (10) days written notice to the other party.

See Note 4: Fresh Start Accounting for a discussion of fees attributed to WMMRC in accordance with SAB Topics 1B and 1B1 which address common cost and expense allocations for pre-Effective Date periods in Fresh Start Accounting section.

Note 9: Notes Payable

On the Effective Date, WMIHC issued $110 million aggregate principal amount of its 13% Senior First Lien Notes due 2030 (the “First Lien Notes”) under an indenture, dated as of March 19, 2012 (the “First Lien Indenture”), between WMIHC and Wilmington Trust, National Association, as Trustee (the “First Lien Trustee”). Additionally, WMIHC issued $20 million aggregate principal amount of its 13% Senior Second Lien Notes due 2030 (the “Second Lien Notes” and, together with the First Lien Notes, the “Runoff Notes”) under an indenture, dated as of March 19, 2012 (the “Second Lien Indenture” and, together with the First Lien Indenture, the “Indentures”), between WMIHC and Law Debenture Trust Company of New York, as Trustee (the “Second Lien Trustee” and, together with the First Lien Trustee, the “Trustees”). The Runoff Notes are scheduled to mature on March 19, 2030 and pay interest quarterly.

The Runoff Notes are secured by, and have a specified priority in right of payment in, (a) a securities or deposit account into which WMIHC will deposit distributions it receives of Runoff Proceeds (as defined within the Indentures) (the “Collateral Account”) and (b) the equity interests in, and assets of, either WMMRC, or such other entity as holds (or may hold in the future) WMMRC’s existing portfolio of assets, to the extent a lien has been granted therein (with any such lien subject to regulatory approval). No such regulatory approval has been obtained as of the date on which these audited financial statements are being published.

WMIHC will, and has agreed to cause WMMRC to, deposit all distributions, dividends or other receipts in respect of Runoff Proceeds Distributions (as defined in the Indentures) on the date paid to WMIHC in a Collateral Account established in accordance with the terms of the Indentures. On any interest payment date, payments are made from the Collateral Account and from any other Runoff Proceeds Distributions in the priority set forth in the Indentures. The obligations created by the Runoff Notes are nonrecourse to WMIHC (except for certain actions for specific performance) and, except in certain limited circumstances as more fully described in Section 7.16 of the Indentures with respect to Runoff Proceeds Distributions in the Collateral Account or for failure to comply with certain specified covenants relating to (i) the deposit of Runoff Proceeds in the Collateral Account, (ii) payment of Runoff Proceeds in the Collateral Account in accordance with the order of priority established in the Indentures, (iii) failure to seek to obtain the appropriate regulatory approval to permit the dividend of Runoff Proceeds to WMIHC and (iv) the failure to cause WMMRC to deposit Runoff Proceeds into a segregated account.

In connection with an interest payment due and payable in respect of the Runoff Notes on June 1, 2012, the Company elected, consistent with the terms of the Indentures, to issue PIK Notes (as defined in the Indentures) in lieu of making such interest payment in cash. The aggregate face amount of PIK Notes issued totaled approximately $3.4 million.

Outstanding amounts under these notes totaled $130 million as of March 19, 2012 and zero as of December 31, 2011.

Note 10: Financing Arrangements

As of March 19, 2012, a Financing Agreement (the “Financing Agreement”) was entered into by and among WMIHC, each current subsidiary of WMIHC and any additional subsidiary or person who later agrees to or becomes a Guarantor (each a “Guarantor” collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), on a several and not joint basis, and U.S. Bank National Association, a national banking association, as administrative agent for the Lenders (together with its successors and assigns, in such capacity, the “Agent”). The credit facility established by the Financing Agreement may be used for only certain specific purposes.

The facility consists of (a) a tranche A term loan and a tranche A-1 term loan in the aggregate principal amount of $25 million and (b) a tranche B term loan in the aggregate principal amount of $100 million. The proceeds of (a) the tranche A term loan and tranche A-1 term loan can be used to fund working capital and for general corporate purposes of the Company, and (b) the tranche B term loan can be used to fund certain permitted acquisitions and permitted originations (as these terms are defined in the Financing Agreement) which are limited to acquisitions and originations of business in the financial services or insurance sectors. The Lenders are severally, and not jointly, obligated to extend such credit to WMIHC. The facility is secured by substantially all of WMIHC’s assets and the Lenders must have a first priority lien on the business and assets acquired.

As of March 19, 2012, and the date of this report, no loans are outstanding under the Financing Agreement.

Note 11: Capital Stock

On the Effective Date, all shares of common and preferred equity securities previously issued by WMI were cancelled and extinguished. As of the Effective Date, and pursuant to WMIHC’s Amended and Restated Articles of Incorporation, WMIHC is authorized to issue up to 500,000,000 shares of common stock and up to 5,000,000 shares of preferred stock, each with a par value of $0.00001 per share. The newly issued shares of common stock were issued by WMIHC pursuant to the Court approved Plan and in reliance on Section 1145 of the Bankruptcy Court. As of March 19, 2012, 200,000,000 shares of WMIHC’s common stock were issued and outstanding; no shares of WMIHC’s preferred stock are issued or outstanding.

Note 12: Pending Litigation

Except as described below, as of March 19, 2012, the Company was not a party to, or aware of, any pending legal proceedings or investigations against the Company requiring disclosure at this time.

Article XLI of the Plan includes, among other things, customary discharge, injunction, bar order and release provisions which, when taken together, operate to insulate the Company from and against any liabilities in respect of claims and causes of action that arose prior to the Petition Date. In addition, the Plan also includes a customary exculpation clause in favor of the Debtors, their respective directors, officers and others named therein for conduct during the pendency of the chapter 11 proceedings (other than in respect of willful misconduct or conduct that was grossly negligent).

WMI Holdings Corp. Litigation

Prior to the Effective Date of the Plan, WMI filed a complaint in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), Case no: 08-12229 (MFW), Adv. Proc. No: 12-50422 (MFW) (the “Coverage Action”) against certain insurance carriers (including Allied World Assurance Company Ltd. (“Allied”)), from whom WMI purchased director and officer liability insurance policies prior to the Effective Date. On May 31, 2012, in response to an affidavit filed by Allied, the Supreme Court of Bermuda issued an anti-suit injunction order as to WMIHC, among others (the “Bermuda Action”). On the Effective Date, and unrelated to the Bermuda Action, WMI’s interests in the Coverage Action vested in the Trust and as a result, on June 11, 2012, counsel for the Trust filed a motion in the Bankruptcy Court seeking to have the Trust substituted for WMIHC as a plaintiff in the Coverage Action. On June 28, 2012, the Bankruptcy Court, without a hearing, granted such motion and WMIHC is no longer a party in the Coverage Action. Additionally, WMIHC does not expect to have any role in the Bermuda Action, although it may take appropriate action to terminate all related proceedings against it.

WMMRC Litigation

With respect to WMIHC’s sole operating subsidiary, WMMRC, on October 22, 2007, lead plaintiffs Robert Alexander and James Reed filed a putative Class Action Complaint (the “Class Action Complaint”) in the United States District Court, Eastern District of Pennsylvania (the “Pennsylvania Action”) against WMMRC, WMI, WMB and Washington Mutual Bank fsb (“FSB”, and collectively, the “Defendants”) alleging that the Defendants violated Section 8 of the Real Estate Settlement Procedures Act (“RESPA”), 12 U.S.C. § 2607, by collecting referral payments or unearned fees in the form of reinsurance premiums. Specifically, plaintiffs allege that the private mortgage insurance policies procured in connection with their loans are subject to captive reinsurance arrangements between private mortgage insurers and WMMRC. Plaintiffs have alleged that a percentage of the mortgage insurance premiums paid by borrowers are ceded to WMMRC, but that the risk assumed by WMMRC is not commensurate with the premiums that it receives. According to plaintiffs, these allegedly excessive reinsurance premiums are disguised kickbacks paid to WMI through the captive reinsurance arrangements in exchange for the placement of its primary mortgage business. The complaint seeks treble damages, attorney’s fees and defense costs.

On December 21, 2007, the Defendants filed a Motion to Dismiss Plaintiffs’ Complaint. That motion was denied. The Defendants subsequently filed an interlocutory appeal of the denial with the Third Circuit Court of Appeals. Following the Third Circuit’s October 2009 decision in Alston v. Countrywide Financial Corp., 585 F.3d 753 (3d Cir. 2009), which raised similar issues, the petition for appeal in the Pennsylvania Action was denied and the matter was returned to the district court. On January 11, 2010, the Pennsylvania Action was removed from the Civil Suspense File and re-opened for final disposition by the district court. A joint discovery plan was approved by the district court on February 2, 2010. The Pennsylvania Action remained stayed as to WMI due to its bankruptcy filing.

On March 1, 2010, WMMRC filed an Amended Answer to the Class Action Complaint. In addition, pursuant to the parties’ joint discovery plan, three additional motions were filed on March 1, 2010. The FDIC, in its capacity as receiver for WMB, and JPMC, as successor to FSB, filed motions to dismiss the complaint for lack of subject matter jurisdiction. Additionally, the FDIC, as receiver, filed a motion to strike plaintiffs’ class allegations against the FDIC for failure to comply with procedural requirements of the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”). The FDIC’s motion to dismiss was granted on June 28, 2011.

In 2011, the parties reached a preliminary compromise and settlement in the Class Action Complaint. That compromise was subsequently memorialized in a written settlement agreement. Pursuant to the Federal Rules of Civil Procedure, the settlement must be approved by the District Court. On June 4, 2012, Plaintiffs filed a motion for preliminary approval of the settlement and on June 25, 2012, the District Court entered an order preliminarily approving such settlement. In accordance with GAAP guidance on Loss Contingencies, in 2010 management recorded (and continues to record) an accrual for estimated anticipated settlements of $4 million as a component of other liabilities on the balance sheet and as a component of general and administrative expenses on the statement of operations. The amount of such accrual as of March 19, 2012 and December 31, 2011 corresponds to the settlement amount. On or about July 16, 2012, the settlement amount was deposited into a settlement distribution escrow account and will remain on deposit in such account until the District Court finally approves the settlement. A final hearing to approve the settlement of the Class Action Complaint is currently scheduled for November 27, 2012.

Note 13: Subsequent Events

The Company has evaluated subsequent events for disclosure and recognition and noted no matters that require disclosure herein.